Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Financial Highlights” in the Registration Statement (Form N-14) and related Prospectus of Business Development Corporation of America for the registration of $300,000,000 aggregate principal of its 3.250% Notes due 2026 and to the incorporation by reference therein of our report dated March 15, 2021, with respect to the consolidated financial statements of Business Development Corporation of America included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 23, 2021